Exhibit 99.2

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2012 and 2011

with Report of Independent Auditors

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2012 and 2011

REPORT OF INDEPENDENT AUDITORS

To the Partners of

United Development Funding, L.P.

We have audited the accompanying consolidated financial statements of United Development Funding, L.P. and subsidiaries which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Development Funding, L.P. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with GAAP.

Dallas, Texas

April 15, 2013

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$507,739	$465,513
Restricted cash	209,743	218,935
Accrued interest receivable	2,089,328	3,907,802
Accounts receivable – related parties	341,088	278,176
Development mortgage notes receivable, net of reserve for loan losses of $1,824,469 and $1,627,608, respectively	108,144,665	101,581,983
Development mortgage notes receivable – related party	7,182,697	6,228,588
Investments in partnerships	9,260,458	9,890,889
Real estate owned	50,528,804	54,581,464
Contract for deed	14,829,467	13,884,792
Other assets	2,064,258	507,650

Total assets	$195,158,247	$191,545,792

Liabilities and Partners’ Capital
Accounts payable	$24,039	$220,542
Accounts payable – related parties	5,002,318	5,973,387
Accrued expenses	2,473,391	1,802,557
Accrued interest payable	42,025	527,903
Accrued interest payable – related parties	4,080,494	4,270,351
Notes payable	9,672,186	28,732,377
Notes payable – related parties	140,382,583	118,458,213
Total liabilities	161,677,036	159,985,330

Commitments and contingencies

Partners’ capital:
Participation interest	19,629,648	18,489,256
General partner	61,217	67,385
Limited partners	13,716,473	12,929,948
Profit participation interest	73,873	73,873
Total partners’ capital	33,481,211	31,560,462

Total liabilities and partners’ capital	$195,158,247	$191,545,792

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2012	2011

Revenues:
Interest income	$17,583,410	$15,098,293
Interest income – related party	901,442	774,441
Loss from investments in partnerships	(630,431)	(602,072)
Real estate owned property sales income	7,281,962	8,848,964
Profits interest income	6,000,000	2,000,000
Mortgage and transaction service revenues	269,798	226,753

Total revenues	31,406,181	26,346,379

Expenses:
Interest expense	2,375,049	3,641,691
Interest expense – related parties	15,435,996	13,744,065
Credit enhancement fee expense – related parties	198,179	450,000
Real estate owned property sales cost	6,882,041	7,082,481
Loss on real estate owned impairment	-	18,524,274
Provision for loan losses	196,861	169,085
Management fee expense – related parties	2,365,251	3,192,812
General and administrative	1,941,436	1,878,444
General and administrative – related parties	90,619	79,128

Total expenses	29,485,432	48,761,980

Gain on debt cancellation	-	10,573,864

Net income (loss)	$1,920,749	$(11,841,737)

See accompanying notes to consolidated financial statements.

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

Years ended December 31, 2012 and 2011

		General	Limited	Profit	Total
	Participation	Partner’s	Partners’	Participation	Partners’
	Interest	Capital	Capital	Interest	Capital

Balance at December 31, 2010	$25,316,674	$71,256	$17,940,396	$73,873	$43,402,199

Net loss	(6,827,418)	(3,871)	(5,010,448)	-	(11,841,737)

Balance at December 31, 2011	18,489,256	67,385	12,929,948	73,873	31,560,462

Net income	1,140,392	(6,168)	786,525	-	1,920,749

Balance at December 31, 2012	$19,629,648	$61,217	$13,716,473	$73,873	$33,481,211

See accompanying notes to consolidated financial statements.

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011
Operating Activities:
Net income (loss)	$1,920,749	$(11,841,737)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for loan losses	196,861	169,085
Amortization expense	196,230	158,131
Losses from investments in partnerships	630,431	602,072
Gain on debt cancellation	-	(10,573,864)
Loss on real estate owned impairment	-	18,524,274
Gain on sales of real estate owned	(399,921)	(1,766,483)
Changes in operating assets and liabilities:
Restricted cash	9,192	(1,581)
Accrued interest receivable	1,818,474	(550,421)
Accounts receivable – related parties	(62,912)	(64,686)
Other assets	(1,752,838)	(95,299)
Accounts payable and accrued expenses	474,331	(611,011)
Accounts payable – related parties	(971,069)	2,348,498
Accrued interest payable	(485,878)	(90,819)
Accrued interest payable – related parties	(189,857)	1,036,403
Net cash provided by (used in) operating activities	1,383,793	(2,757,438)

Investing Activities:
Investment in real estate owned	(2,829,381)	(1,146,305)
Proceeds from sales of real estate owned	7,281,962	7,458,267
Investment in development mortgage notes receivable	(11,206,489)	(13,069,474)
Principal receipts from development mortgage notes receivable	4,446,946	1,744,369
Investment in development mortgage notes receivable – related party	(954,109)	(951,801)
Investment in contract for deed	(944,675)	(1,606,188)
Net cash used in investing activities	(4,205,746)	(7,571,132)

Financing Activities:
Proceeds from notes payable	498,061	297,224
Payments on notes payable	(19,558,252)	(3,843,829)
Proceeds from notes payable – related parties	32,667,331	22,528,238
Payments on notes payable – related parties	(10,742,961)	(9,161,953)
Net cash provided by financing activities	2,864,179	9,819,680

Net increase (decrease) in cash and cash equivalents	42,226	(508,890)
Cash and cash equivalents at beginning of year	465,513	974,403

Cash and cash equivalents at end of year	$507,739	$465,513

Cash paid for interest	$4,471,687	$5,537,322

Supplemental cash flow information – non-cash activity:
Net non-cash activity provided by operating activities	$-	$-
Net non-cash activity used in investing activities	$-	$(50,000)
Net non-cash activity provided by financing activities	$-	$50,000

See accompanying notes to consolidated financial statements.

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Notes to CONSOLIDATED Financial statements

December 31, 2012 and 2011

A.	Nature of Business

United Development Funding, L.P. (“UDF” or the “Partnership”), a Delaware limited partnership, was formed on June 11, 2003, and began operations on July 1, 2003. United Development Funding, Inc. (“UDF I Inc.”), a Delaware corporation, is the general partner of the Partnership. UDF generates income by (1) originating, purchasing, and holding for investment, for its own account, loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots; (2) making real estate related equity investments for the acquisition and development of parcels of real property as single-family residential lots or for sale to others to develop as single-family residential lots; (3) entering into participation agreements with real estate developers engaged in the development of single-family residential lots; and (4) providing credit enhancements with respect to loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots. UMTH Land Development, L.P. (“Land Development”) has been engaged to provide asset management services to the Partnership. The Partnership’s corporate offices are located in Grapevine, Texas.

The Partnership has no employees. The Partnership’s operations are conducted at the corporate offices of Land Development, its asset manager, at 1301 Municipal Way, Grapevine, Texas 76051.

B.	Summary of Significant Accounting Policies

A summary of the Partnership’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of UDF TX One, L.P. (“Texas One”), OU Land Acquisitions, L.P. (“OU Land”), UDF PM, LLC (“UDF PM”), WL Woodland Lakes, LLC (“Woodland Lakes”), UDF Ash Creek, L.P. (“Ash Creek”), UDF Northpointe II, L.P. (“Northpointe II”), OU Land Acquisition Two, L.P. (“OU II”), HLL Land Acquisitions, L.P. (“HLL”), HLL II Land Acquisitions, L.P. (“HLL II”) and One KR Venture, L.P. (“One KR”), which are wholly owned through limited partnership and member interests.

On December 31, 2009, UDF entered into an agreement with Meritage Homes of Texas, LLC (“Meritage”) whereby Meritage assigned its interest in MU Williamsburg Holdings, LLC (“MU”) to UDF. At such time, UDF began consolidating the accounts of MU. During 2011 UDF assigned its interests in MU to an unrelated party. See Note E - Real Estate Owned – MU Williamsburg, LLC for further discussion.

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Notes to CONSOLIDATED Financial statements (continued)

B.	Summary of Significant Accounting Policies – continued

Principles of Consolidation - continued

Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2012 and 2011, the Partnership had no such investments included in cash and cash equivalents. UDF maintains deposits primarily in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). UDF has not experienced any losses related to amounts in excess of FDIC limits.

Restricted Cash

Restricted cash includes monies in money market accounts where the beneficiaries are senior lenders.

Development Mortgage Notes Receivable

Development mortgage notes receivable (including related party) are recorded at the lower of cost or estimated net realizable value. The mortgage investments are collateralized by a first or second lien deed of trust on the underlying real estate collateral or a pledge of ownership interests in the borrower, as well as promissory notes and other loan documents. As of December 31, 2012, the development mortgage notes receivable originated by the Partnership, as amended; have terms ranging from 5 to 48 months. None of such mortgages are insured or guaranteed by a federally owned or guaranteed mortgage agency. UDF originates and/or acquires development mortgage notes receivable and intends to hold the development mortgage notes receivable for the life of the notes.

Allowance for Loan Losses

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of mortgage notes receivable (including related party). The Partnership periodically performs a detailed review of its portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership’s review consists of evaluating economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral, and other relevant factors. This review is inherently subjective as it requires estimates that are susceptible to significant revision as conditions change.

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Notes to CONSOLIDATED Financial statements (continued)

B.	Summary of Significant Accounting Policies – continued

Allowance for Loan Losses – continued

In reviewing the portfolio, the Partnership uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which are currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement and public utility districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as those of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against, or “charged off”, and decrease the allowance for loan losses, while amounts recovered on previously charged off accounts increase the allowance.

Investments in Partnerships

UDF accounts for certain investments in partnerships using the equity method of accounting. These investments are initially recorded at cost and are adjusted for UDF’s share of equity in earnings, losses and distributions. UDF reports its share of income and losses based on ownership interests. In connection with the acquisition of investments in partnerships, UDF incurs certain acquisition fees that are paid to an affiliate. These fees are capitalized as part of UDF’s basis in the investments. Investments in partnerships are generally secured by residential development property located throughout the United States of America, primarily in Texas.

One investment in a partnership contains a preferred return. The current portion of the preferred return was compounded monthly into the investment balance until July 2008. See Note D Investments in Partnerships – 170 Dowdell, Ltd. for further discussion.

Real Estate Owned

Real estate owned is stated at cost, which includes costs associated with the acquisition of real estate, unless it is determined that the value has been impaired, in which case the real estate owned would be written down to fair value.

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Notes to CONSOLIDATED Financial statements (continued)

B.	Summary of Significant Accounting Policies – continued

Contract for Deed

Contract for deed represents a receivable whereby Northpointe II initially transferred ownership of 255 finished lots and 114 acres in Collin County, Texas (the “Northpointe II Collateral”) to UDF Northpointe, LLC (“Northpointe”), an unrelated entity, in return for Northpointe agreeing to make all scheduled principal and interest payments on the underlying debt of the Northpointe II Collateral to Northpointe II as payments become due and payable by Northpointe II. The contract for deed represents the outstanding balance of all amounts receivable from Northpointe. See Note F - Contract for Deed for further discussion.

Revenue Recognition

Interest income on development mortgage notes receivable and development mortgage notes receivable – related party is recognized over the life of the loan and recorded on the accrual basis. Income recognition is suspended for loans on the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest. As of December 31, 2012 and 2011, the Partnership had suspended income recognition on nine mortgage notes receivables with an aggregate unpaid principal balance of approximately $33.0 million and $32.9 million, respectively.

Earnings from investments in partnerships are recorded as earned and collectability is deemed probable for preferred interest income or using the equity method of accounting, depending on the terms of the partnership. UDF is currently not accruing the 40% preferred return on one investment with an investment balance of $10.3 million as of December 31, 2012 and 2011.

Real estate owned - property sales income is recorded as lots are sold and collectability is deemed probable.

Profits interest income is recorded as earned. See Note E - Real Estate Owned – MU Williamsburg, LLC, for further discussion.

Mortgage and transaction service revenues are recorded as services are completed and collectability is deemed probable.

Income Taxes

UDF is organized as a limited partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the partners rather than at the partnership level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

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Notes to CONSOLIDATED Financial statements (continued)

B.	Summary of Significant Accounting Policies – continued

Income Taxes – continued

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. In accordance with FASB ASC 740, the Partnership must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The Partnership believes it has no such uncertain positions.

The Partnership files income tax returns in the United States federal jurisdiction. At December 31, 2012, tax returns related to fiscal years ended December 31, 2009 through December 31, 2011, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Partnership did not incur any penalties or interest related to its federal tax returns during the years ended December 31, 2012 and 2011.

Fair Value of Financial Instruments

In accordance with the reporting requirements of FASB ASC 825-10, Financial Instruments-Fair Value, the fair value of assets and liabilities which qualify as financial instruments under this statement is calculated and this additional information is included in the notes to the consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of restricted cash, accrued interest receivable, accrued interest payable, accrued interest payable – related parties, accounts payable, accounts payable – related parties, and accrued expenses approximates the carrying amounts due to the relatively short maturity of these instruments. The estimated fair value of development mortgage notes receivable (including related party) and notes payable (including related parties) approximates the carrying amount since they bear interest at the market rate.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses

The Partnership’s loan portfolio is comprised of development mortgage notes receivable, net and development mortgage notes receivable – related party, and is recorded at the lower of cost or estimated net realizable value.

	As of December 31,
	2012	2011

Development mortgage notes receivable, net	$108,145,000	$101,582,000
Development mortgage notes receivable - related party	7,183,000	6,229,000

Total	$115,328,000	$107,811,000

The Partnership’s loans are classified as follows:

	As of December 31,
	2012	2011
Real Estate:
Acquisition and land development	$117,152,000	$109,439,000
Allowance for loan losses	(1,824,000)	(1,628,000)

Total	$115,328,000	$107,811,000

As of December 31, 2012, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
Matured	$-	-	-%	$62,095,000	14	57%	$62,095,000	14	53%
2013	-	-	-%	34,928,000	4	31%	34,928,000	4	30%
2014	7,183,000	1	100%	-	-	-%	7,183,000	1	6%
2015	-	-	-%	12,946,000	2	12%	12,946,000	2	11%
Total	$7,183,000	1	100%	$109,969,000	20	100%	$117,152,000	21	100%

As of December 31, 2011, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
Matured	$6,229,000	1	100%	$39,888,000	14	38%	$46,117,000	15	41%
2012	-	-	-%	62,055,000	4	60%	62,055,000	4	57%
2013	-	-	-%	1,236,000	1	1%	1,236,000	1	1%
2014	-	-	-%	-	-	-%	-	-	-%
2015	-	-	-%	31,000	1	1%	31,000	1	1%
Total	$6,229,000	1	100%	$103,210,000	20	100%	$109,439,000	21	100%

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

The following table represents the maturity dates of loans that were matured as of December 31, 2012, and had not been repaid or extended as of December 31, 2012:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
2007	$-	-	-%	$9,266,000	2	15%	$9,266,000	2	15%
2008	-	-	-%	2,830,000	2	4%	2,830,000	2	4%
2009	-	-	-%	24,290,000	6	39%	24,290,000	6	39%
2010	-	-	-%	17,000	1	1%	17,000	1	1%
2011	-	-	-%	409,000	1	1%	409,000	1	1%
2012	-	-	-%	25,283,000	2	40%	25,283,000	2	40%
Total	$-	-	-%	$62,095,000	14	100%	$62,095,000	14	100%

Of the 14 loans matured, as of December 31, 2012, that had not been repaid or extended, full collectability is considered probable for 6 loans with an aggregate unpaid principal balance of approximately $30.4 million, and full collectability is considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.7 million.

The following table represents the maturity dates of loans that were matured as of December 31, 2011 and had not been repaid or extended as of December 31, 2011:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
2007	$-	-	-%	$9,265,000	2	23%	$9,265,000	2	20%
2008	-	-	-%	2,830,000	2	7%	2,830,000	2	6%
2009	-	-	-%	23,302,000	6	59%	23,302,000	6	51%
2010	-	-	-%	1,176,000	2	3%	1,176,000	2	2%
2011	6,229,000	1	100%	3,315,000	2	8%	9,544,000	3	21%
Total	$6,229,000	1	100%	$39,888,000	14	100%	$46,117,000	15	100%

Of the 15 loans matured, as of December 31, 2011, that had not been repaid or extended, full collectability was considered probable for 7 loans with an aggregate unpaid principal balance of approximately $14.4 million, including one related party loan with an unpaid principal balance of approximately $6.2 million, and full collectability was considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.7 million.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

The following table describes the loans that were matured as of December 31, 2011, the activity with respect to such loans during the year ended December 31, 2012 and the loans that matured during the year ended December 31, 2012 and remained matured as of December 31, 2012:

Maturity Date	Amount	Loans	% of Total	Matured Loan Extensions During the Year Ended December 31, 2012 on Loans Matured as of December 31, 2011 (1)	Net Activity During the Year Ended December 31, 2012 on Loans Matured as of December 31, 2011 (2)	Loans Matured During the Year Ended December 31, 2012 (3)	Amount	Loans	% of Total
	Non-Related
	Matured as of December 31, 2011			2012 Activity (4)			Matured as of December 31, 2012
2007	$9,265,000	2	23%	$-	$1,000	$-	$9,266,000	2	15%
2008	2,830,000	2	7%	-	-	-	2,830,000	2	4%
2009	23,302,000	6	59%	-	988,000	-	24,290,000	6	39%
2010	1,176,000	2	3%	1,142,000	(17,000)	-	17,000	1	1%
2011	3,315,000	2	8%	2,906,000	-	-	409,000	1	1%
2012	-	-	-%	-	-	25,283,000	25,283,000	2	40%
Total	$39,888,000	14	100%	$4,048,000	$972,000	$25,283,000	$62,095,000	14	100%

	Related
	Matured as of December 31, 2011			2012 Activity (4)			Matured as of December 31, 2012
2011	$6,229,000	1	100%	$6,229,000	$-	$-	$-	-	-%
Total	$6,229,000	1	100%	$6,229,000	$-	$-	$-	-	-%

(1)	Amounts represent aggregate unpaid principal balance as of December 31, 2011, of matured loans as of December 31, 2011, that were extended during the year ended December 31, 2012.

(2)	For loans matured as of December 31, 2011, net loan activity represents all activity on the loans during the year ended December 31, 2012, including accrued interest compounded to the notes, payment of fees and expenses, charge-offs, and/or repayments.

(3)	Amounts represent aggregate unpaid principal balance as of December 31, 2012, of loans that matured during the year ended December 31, 2012, and remained matured as of December 31, 2012.

(4)	The table does not reflect activity for loans that matured or were due to mature during the year ended December 31, 2012, but were extended on or prior to December 31, 2012.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

A loan is placed on non-accrual status and income recognition is suspended at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon our review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest.

As of December 31, 2012 and 2011, the Partnership had suspended income recognition on nine development mortgage notes receivables with an aggregate unpaid principal balance of approximately $33.0 million and $32.9 million, respectively.

Loans are considered impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is generally evaluated on an individual loan basis for each loan in the portfolio. If an individual loan is considered impaired, a specific valuation allowance may be allocated, if necessary, so that the individual loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from collateral. Loans that are not individually considered impaired are collectively and qualitatively measured as a portfolio for general valuation allowance.

In reviewing its portfolio for this valuation analysis, the Partnership uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which is currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as the analysis of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

Interest is recognized on an accrual basis for impaired loans in which the collectability of the unpaid principal amount is deemed probable. Any payments received on such loans are first applied to outstanding accrued interest receivable and then to outstanding unpaid principal balance. Any payments received on impaired loans in which the collectability of the unpaid principal amount is less than probable are typically applied to outstanding unpaid principal and then to the recovery of lost interest on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

As of December 31, 2012, the Partnership has 14 development mortgage notes receivable with an aggregate unpaid principal balance of approximately $62.1 million that are considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these 14 loans, full collectability is considered probable for 6 loans with an aggregate unpaid principal balance of approximately $30.4 million, and full collectability is considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.7 million. As of December 31, 2011, the Partnership had 15 development mortgage notes receivable, including one related party development mortgage notes receivable, with an aggregate unpaid principal balance of approximately $46.1 million that were considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these 15 loans, full collectability was considered probable for 7 loans with an aggregate unpaid principal balance of approximately $14.4 million, including one related party loan with an unpaid principal balance of approximately $6.2 million, and full collectability was considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.7 million.

For the years ended December 31, 2012 and 2011, the average outstanding aggregate unpaid principal balance for impaired loans was approximately $40.6 million and $45.6 million, respectively. For each of the years ended December 31, 2012 and 2011, the Partnership recognized approximately $1.2 million of interest income, related to impaired loans. For the years ended December 31, 2012 and 2011, the Partnership did not recognize any cash basis interest income related to impaired loans. No specific allowance was allocated to impaired loans as of December 31, 2012 and 2011, and no amount was charged-off against the allowance for loan losses associated with impaired loans during 2012 and 2011.

As part of the ongoing monitoring of the credit quality of the loan portfolio, the Partnership periodically, no less than quarterly, performs a detailed review of its portfolio of mortgage notes and other loans.

The following is a general description of the credit levels used:

Level 1 – Full collectability of loans in this category is considered probable.

Level 2 – Full collectability of loans in this category is deemed more likely than not, but not probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral, and other relevant factors. Interest income is suspended on Level 2 loans.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

Level 3 – For loans in this category, it is probable that the Partnership will be unable to collect all amounts due.

As of December 31, 2012 and 2011, the Partnership’s loans were classified as follows:

	2012	2011

Level 1	$84,193,000	$76,548,000
Level 2	32,959,000	32,891,000
Level 3	-	-

Total	$117,152,000	$109,439,000

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of development mortgage notes receivable (including related party). The Partnership periodically performs a detailed review of its portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off amounts increase the allowance for loan losses. The following table summarizes the changes in the reserve for loan losses during the years ended December 31, 2012 and 2011, which is offset against development mortgage notes receivable:

	For the Year Ended December 31,
	2012	2011

Balance, beginning of year	$1,628,000	$1,459,000
Provision for loan losses	196,000	169,000
Charge-offs	-	-

Balance, end of year	$1,824,000	$1,628,000

The Partnership has adopted the provisions of FAST Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In accordance with FASB ASU 2011-02, the restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. As of December 31, 2012 and 2011, the Partnership has no loan modifications that are classified as troubled debt restructurings.

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Notes to CONSOLIDATED Financial statements (continued)

D.	Investments in Partnerships

170 Dowdell, Ltd.

In March 2004, UDF invested in 170 Dowdell, Ltd., a joint venture limited partnership (“170 Dowdell”). Modern Modular Home Rental Corporation (“MMHRC”), a limited partner of this joint venture, and the principal of MMHRC, have guaranteed the repayment of UDF’s investment and preferred return. 170 Dowdell acquired 170 acres and later acquired an additional 19 acres of land in Houston, Texas for the purpose of developing 604 single-family lots. UDF’s investment bears a preferred return at an annual rate of return of 40%, 15% of which accrues and compounds monthly until paid and 25% of which accrues monthly and compounds annually until paid; however, UDF ceased compounding UDF’s preferred return in July 2008. In November 2008 UDF acquired the senior debt on the property owned by 170 Dowdell at a discount, and subsequently foreclosed the deeds of trust securing the senior debt. A third party purchased the property, issued a $5.5 million promissory note to UDF, and granted UDF a second priority lien on the property. The note bears interest at an annual rate of return of 15%, which accrues monthly and compounds annually. UDF may pursue the guaranty by MMHRC and the principal of MMHRC of UDF’s investment if UDF’s investment is not repaid. The total investment balance was approximately $10.3 million at December 31, 2012 and 2011.

El Tesoro Development, Ltd.

In June 2005 UDF made an investment in El Tesoro Development, LTD. (“El Tesoro Development”) in order to facilitate a new $4.6 million senior acquisition and development loan from a third party bank and was admitted as a 1% preferred limited partner in El Tesoro Development. UDF’s investment bears a preferred return of 40% without any further profit participation. As of December 31, 2007, development of the initial phase of 81 lots was complete. In November 2008 UDF acquired the senior debt on the property owned by El Tesoro Development at a discount. In April 2009 UDF foreclosed the deed of trust securing the senior debt and acquired the property. See Note E - Real Estate Owned – WL Woodland Lakes, LLC for further discussion. The senior debt is guaranteed by Arete Real Estate and Development Company (“Arete”) and by the principal of Arete.

In February 2010 a third party purchased the property from UDF, issued a $2.2 million promissory note to UDF, and granted UDF a first priority lien on the property. The note bears interest at an annual rate of return of 9%, which accrues monthly and compounds annually. UDF may pursue the guaranty by Arete and the principal of Arete of the deficiency existing under the senior debt acquired by UDF, if UDF’s investment is not repaid. As of December 31, 2012 and 2011, UDF’s investment balance was approximately $1.5 million.

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Notes to CONSOLIDATED Financial statements (continued)

D.	Investments in Partnerships – continued

UDF TX Two, L.P.

In February 2006 UDF TX Two, L.P., (“Texas Two”), a Texas limited partnership, was formed between UDF and 2M Holdings, L.P. as a 50/50 partnership for the purpose of acquiring 70 finished home lots in Lakeway, Texas. Texas Two secured a funding commitment from a senior lender in the amount of $10.3 million (the “Texas Two Senior Loan”) and a related-party subordinate loan from UDF in the amount of $7.5 million (the “Texas Two UDF Loan”), as amended, or if greater or less, the aggregate amount of all funds advanced under the note. See Note L – Related Party Transactions – Development mortgage notes receivable – related party and interest income – related party, for further discussion.

UDF records income or loss from this investment under the equity method of accounting. As of December 31, 2012 and 2011, the negative investment balance was approximately $2.6 million and $1.9 million, respectively. For the years ended December 31, 2012 and 2011, approximately $630,000 and $602,000, respectively, is included in loss from investments in partnerships in connection with the Partnerships investment in Texas Two.

E.	Real Estate Owned

Meridian Village North

In December 2006 Texas One purchased 104 platted, undeveloped lots in Douglas County, Colorado. Simultaneous with the acquisition of the property, Texas One entered into an agreement with an unrelated national public homebuilder to purchase the lots on a rolling takedown basis to produce a prime rate plus 6% return. Texas One entered into a fixed-price construction agreement with the homebuilder whereby Texas One reimbursed the homebuilder as development costs were incurred. Any cost overruns were obligations of the homebuilder. The development of the property was also secured by two letters of credit issued by the homebuilder for the benefit of the county in the amount of $1.6 million and for the benefit of the joint development agreement in the amount of $3.2 million. In January 2011 the remaining finished lots were sold to the homebuilder.

UDF PM, LLC

In September 2007 UDF PM, a wholly owned subsidiary, acquired 335 finished lots and approximately 15 acres containing a partially constructed recreation center in Lubbock County, Texas through a foreclosure sale for approximately $3.3 million. UDF PM acquired the property subject to a related-party senior lender and obtained subordinate financing from an affiliated party. See Note H – Notes Payable – Related Parties for further discussion. In consideration of the subordinate financing, UDF entered into a full repayment guarantee of the subordinate loan. The outstanding balance of the real estate owned as of December 31, 2012 and 2011, was approximately $8.2 million and $7.0 million, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P.

On November 13, 2007, UDF entered into a Settlement and Release Agreement (the “2007 Obra Settlement”) with Obra whereby UDF took an assignment of all of Obra’s equity interest in OU Land and Obra agreed to subordinate the repayment of its equity to the repayment of UDF’s equity investment. Obra subsequently released its subordinate equity interest in OU Land in accordance with a Settlement Agreement and Release entered into between UDF and Obra on July 20, 2009 (the “2009 Obra Settlement”). OU Land owns multiple tracts of land in Houston, Texas (the “OU Assets”), which, as of December 31, 2012, are subject to a $9.8 million first lien note held by an affiliated entity (the “OU Senior Credit Facility”). In addition, OU Land owned a 56 acre tract of land (the “OU 56 Acre Tract”) subject to a subordinate land acquisition refinance loan from United Development Funding III, L.P. (“UDF III”), an affiliated Delaware limited partnership, in the amount of $2.0 million (the “OU UDF III Subordinate Loan”) and a senior land acquisition loan acquired by UDF III in the amount of $1.3 million (the “OU UDF III Senior Loan”). Land Development serves as the general partner of UDF III. As a result of the 2009 Obra Settlement, UDF also took an assignment of all of Obra’s equity interest in OU II. OU II owned a tract of land totaling approximately 44 acres (the “OU II 44 Acre Tract”) in Houston, Texas, subject to a senior land acquisition loan in the amount of $1.2 million (the “OU II Senior Loan”) and subject to the
OU UDF III Subordinate Loan. See Note G – Notes Payable and Note H – Notes Payable – Related Parties for further discussion.

The OU 56 Acre Tract and the OU II 44 Acre Tract were sold in January 2011 and the OU UDF III Senior Loan, the OU UDF III Subordinate Loan and the OU II Senior Loan were repaid. The release price was paid in cash and by issuance of a $372,500 promissory note by One KR, which was paid in full in December 2012. See Note G – Notes Payable – CFC One KR OU II Loan for further discussion.

As of December 31, 2012 and 2011, the outstanding balance included in real estate owned in connection with the OU Assets was approximately $6.1 million.

HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P.

In 2004 and 2005 United Development Funding II, Inc., a Delaware corporation (“UDF II Inc.”) and Texas One (collectively the “UDF Parties”) entered into multiple joint ventures with Lennar and Lennar Texas Holding Company (“Lennar Holding”) (collectively, “Lennar Parties”) for the purpose of acquiring several tracts of land in various markets throughout Texas to be developed into finished home sites and sold to Lennar and other third party homebuilders. Effective May 30, 2008, the UDF Parties and the Lennar Parties entered into a separation agreement (the “Agreement”) to end their joint ventures and to divide the joint venture assets held in HLL, HLL II, and One KR. Per terms of the Agreement, the Lennar Parties transferred ownership of HLL and HLL II and the remaining real property assets owned by HLL and HLL II to the UDF Parties and the Lennar Parties would transfer ownership of One KR to the UDF Parties after the UDF Parties fulfilled several obligations to the Lennar Parties in accordance with the Agreement.

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. – continued

The Agreement was modified on December 15, 2009, resulting in the Lennar Parties transferring ownership of One KR to UDF. On May 17, 2010, the parties signed a second amendment to the Agreement pursuant to which the parties agreed to complete construction of a recreation center in One KR. In August 2011 the Lennar Parties sued the UDF Parties claiming that the UDF Parties had breached the Agreement by failing to negotiate in good faith with the Lennar Parties to sell a portion of the entitled land owned by One KR to the Lennar Parties. The UDF Parties deny the claims of the Lennar Parties and allege that previous good faith offers of sale from the UDF Parties to the Lennar Parties were either rejected or ignored by the Lennar Parties. In January 2012 the UDF Parties filed counterclaims against the Lennar Parties alleging the breach of the Agreement by the Lennar Parties. The Lennar Parties subsequently amended their pleadings to allege additional causes of action against the UDF Parties. In June 2012, the Lennar Parties and the UDF Parties mediated the lawsuit and, as a result, the litigation was stayed until November 1, 2012. The Lennar Parties and the UDF Parties are continuing to engage in settlement discussions and have not pursued discovery. As a result, the lawsuit is still in the early stages of discovery. Management believes the Lennar Parties’ lawsuit is without merit and, if the lawsuit does not settle, management intends to vigorously defend the UDF Parties against the Lennar Parties’ claims, and to aggressively pursue the Lennar Parties for damages caused to the UDF Parties.

HLL owns developments in various markets throughout Texas (the “HLL Property”). The HLL Property is secured by an unaffiliated senior loan and several subordinate related party loans. See Note H – Notes Payable – Related Parties for further discussion. As of December 31, 2012, HLL had completed development of 869 lots, 757 of which have been sold, in two communities. In addition, HLL owns 244 lots currently under construction as well as 103 acres of undeveloped, entitled land as of December 31, 2012. The outstanding balance of the real estate owned for HLL as of December 31, 2012 and 2011, was approximately $12.5 million and $13.6 million, respectively.

HLL II owns one development in San Antonio, Texas (the “HLL II Property”). The HLL II Property is secured by a related party senior loan. See Note G – Notes Payable and Note H – Notes Payable – Related Parties for further discussion. As of December 31, 2012, HLL II had completed development on 248 lots, 220 of which have been sold. In addition, HLL II owns 30.3 acres of land to be developed as of December 31, 2012. The outstanding balance of the real estate owned for HLL II as of December 31, 2012 and 2011, was approximately $1.6 million and $1.8 million, respectively.

One KR owns land located in northwest San Antonio, Texas (the “One KR Property”). The One KR Property is secured by several unaffiliated senior loans and a related party subordinate loan. See Note G – Notes Payable and Note H – Notes Payable – Related Parties for further discussion. As of December 31, 2012, One KR had completed the development of the initial 332 lots, all of which have been sold to national and regional homebuilders. In addition to the lots that have been developed and sold, One KR additionally owned approximately 509 acres of entitled land, of which approximately 164 acres had been sold as of December 31, 2012. The outstanding balance of the real estate owned as of December 31, 2012 and 2011, was approximately $8.4 million and $13.0 million, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

WL Woodland Lakes, LLC

In June 2008 Woodland Lakes, a wholly owned subsidiary, acquired 450 acres of land located in Houston, Texas. Woodland Lakes acquired the property from an unaffiliated entity with a senior loan in the amount of $6.6 million. See Note G – Notes Payable for further discussion. As of December 31, 2012 and 2011, the balance of the real estate owned was approximately $6.4 million.

UDF Ash Creek, L.P.

In April 2009 Ash Creek, a wholly owned subsidiary, acquired tracts of land located in Dallas County, Texas. Ash Creek acquired the property subject to two separate, unaffiliated senior lender loans in the original principal amount of $1.2 million and $2.7 million, respectively. In April 2011, Ash Creek acquired approximately 8.2 acres of land located in Dallas County, Texas at a foreclosure sale for $50,000, subject to a separate unaffiliated senior lender loan in the original principal amount of $300,000. See Note G – Notes Payable and Note H – Notes Payable – Related Parties for further discussion. As of December 31, 2012 and 2011, the balance of this real estate owned was approximately $7.3 million and $6.6 million, respectively.

MU Williamsburg, LLC

Effective December 31, 2009, UDF and Meritage entered into an agreement whereby Meritage assigned its 50% membership interest in MU to UDF (the “Assignment”), thereby giving UDF a 100% membership interest in MU. MU owns 100% of the membership interest in MU Williamsburg, LLC (“MUW”). MUW owned a 436 acre development located in Rockwall County, Texas, financed with MU equity and two funding commitments with Premier Bank, a Missouri banking association, doing business in Texas as Premier Bank Texas (collectively, “Premier”), in the amount of approximately $5.9 million (the “Premier MUW Acquisition Loan”) for the acquisition of the residual land and approximately $21.9 million (the “Premier MUW Development Loan”) for the acquisition and development of the initial phases of the property.

On September 27, 2011, an unaffiliated third party entered into a loan agreement with UDF IV to finance the purchase, at a discount, of the Premier MUW Acquisition Loan and the Premier MUW Development Loan. Land Development serves as the asset manager for UDF IV.

On November 1, 2011, the unaffiliated third party foreclosed on the Premier MUW Development Loan via a Substitute Trustee’s Deed and Bill of Sale and collaterally assigned the purchased loan documents to UDF IV. In addition, on November 1, 2011, UDF entered into an $8 million profits interest agreement with the unaffiliated third party pursuant to which the unaffiliated third party used all available cash flows associated with the property to pay UDF in consideration for advisory services and assistance with the property from UDF. For the years ended December 31, 2012 and 2011, approximately $6 million and $2 million, respectively, of income associated with this profits interest agreement is included in profits interest income in the accompanying consolidated statements of operations.

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Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

MU Williamsburg, LLC – continued

Concurrent with the foreclosure, the unaffiliated third party issued a discharge of indebtedness on the deficiency balance of the Premier MUW Development Loan resulting in MUW recording a gain of approximately $7.4 million, which is included in gain on debt cancellation in the accompanying consolidated statements of operations for the year ended December 31, 2011. Also, in connection with the foreclosure, MUW recorded an impairment loss of approximately $14.1 million, which is included in loss on real estate owned impairment in the accompanying consolidated statements of operations for the year ended December 31, 2011.

On December 20, 2011, the unaffiliated third party acquired the Premier MUW Acquisition Loan and collaterally assigned the purchased loan documents to UDF IV. Concurrent with the purchase, the unaffiliated third party issued a discharge of indebtedness on the deficiency balance of the Premier MUW Acquisition Loan, resulting in MUW recording a gain of approximately $3.2 million, which is included in gain on debt cancellation in the accompanying consolidated statements of operations for the year ended December 31, 2011. On December 30, 2011, the third party issued a Deed in Lieu of Foreclosure on the Premier MUW Acquisition Loan, resulting in MUW recording an impairment loss of approximately $3.1 million, which is included in loss on real estate owned impairment in the accompanying consolidated statements of operations for the year ended December 31, 2011.

F.	Contract for Deed

In May 2009 Northpointe II entered into a Loan Modification and Assumption Agreement whereby Northpointe II assumed debt existing between Northpointe, an unrelated entity, and a non-affiliated senior lender. Also, in May 2009 Northpointe II entered into a separate Loan Modification and Assumption Agreement (collectively, “Loan Assumption Agreements”) whereby Northpointe II assumed debt existing between Northpointe and UDF III. Land Development serves as the general partner of UDF III.

In return for entering into the Loan Assumption Agreements, Northpointe transferred the underlying collateral, 255 finished lots and 114 acres in Collin County, Texas, to Northpointe II, subject to the Deed of Trust and all rights, titles, security interests, and liens of the senior lender and UDF III. Concurrently with the execution of the Loan Assumption Agreements, Northpointe II entered into a Contract for Deed with Northpointe whereby Northpointe II conveyed ownership of the collateral back to Northpointe. In accordance with the Contract for Deed, Northpointe agreed to pay Northpointe II all amounts due and payable by Northpointe II to the senior lender and UDF III relative to the Loan Assumption Agreements. Although ownership and possession of the collateral were transferred to Northpointe upon execution of the Contract for Deed, record title will not pass to Northpointe until Northpointe makes its final payment to Northpointe II, allowing Northpointe II to pay all debt associated with the Loan Assumption Agreements in full. See Note G – Notes Payable – PCB Northpointe Loan and Note H – Notes Payable – Related Parties – UDF III Northpointe Notes for further discussion. As of December 31, 2012 and 2011, the balance of this Contract for Deed was approximately $14.8 million and $13.9 million, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable

CFC WL Note

In May 2008 Woodland Lakes assumed a secured promissory note in the amount of approximately $6.6 million (the “CFC WL Note”) with Capital Farm Credit, FLCA (“CFC”) in connection with its acquisition of 450 acres located in Houston, Texas. See Note E - Real Estate Owned – WL Woodland Lakes, LLC for further discussion. The CFC WL Note, which matures on August 31, 2015, as amended, has an interest rate of the prime rate plus 1% (4.25% as of December 31, 2012).

As of December 31, 2012 and 2011, approximately $5.5 million and $5.3 million, respectively, in principal was outstanding under the CFC WL Note. Interest expense associated with the CFC WL Note was approximately $329,000 and $346,000, respectively for the years ended December 31, 2012 and 2011. Approximately $21,000 and $168,000, respectively, is included in accrued interest payable as of December 31, 2012 and 2011, associated with the CFC WL Note.

Colonial HLL Loan

In December 2004 HLL entered into a senior land acquisition and development loan with Colonial Bank, N.A. (“Colonial”) for $35 million (the “Colonial HLL Loan”). See Note E - Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P. for further discussion. The Colonial HLL Loan, which matured on December 13, 2010, had an interest rate of the greater of the prime rate or 5%. The Colonial HLL Loan was paid in full in February 2011.

For the year ended December 31, 2011, interest expense associated with the Colonial HLL Loan was approximately $6,000.

Premier HLL II Loan

In September 2006 HLL II entered into a $5.0 million land loan credit facility (the “Premier HLL II Loan”) with Premier. This loan matures in September 2013, as amended, and bears interest at the prime rate plus 2% or a floor of 6% (6% as of December 31, 2012). See Note E - Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P. for further discussion.

As of December 31, 2012 and 2011, approximately $446,000 and $467,000, respectively, in principal was outstanding in connection with the Premier HLL II Loan. For the years ended December 31, 2012 and 2011, interest expense associated with the Premier HLL II Loan was approximately $29,000 and $32,000, respectively. Approximately $1,000 and $3,000 is included in accrued interest payable as of December 31, 2012 and 2011, respectively, associated with the Premier HLL II Loan.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

CFC One KR Loans

In August 2005 One KR entered into a $13.8 million land acquisition loan (the “First CFC One KR Loan”) with CFC to purchase land in northwest San Antonio, Texas. See Note E - Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. The interest rate on the First CFC One KR Loan, as amended, was the prime rate plus 1% (4.25% as of December 31, 2012), and the maturity date was September 1, 2015. The First CFC One KR Loan was paid in full in December 2012.

As of December 31, 2011, approximately $1.1 million in principal was outstanding in connection with the First CFC One KR Loan. Interest expense associated with the First CFC One KR Loan was approximately $56,000 and $80,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $16,000 is included in accrued interest payable in connection with the First CFC One KR loan as of December 31, 2011.

In July 2006 One KR entered into a second land acquisition loan with CFC for $5.3 million (the “Second CFC One KR Loan”). See Note E - Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. The interest rate on the Second CFC One KR Loan, as amended, is the prime rate plus 1% (4.25% as of December 31, 2012). The Second CFC One KR Loan matures in July 2016.

As of December 31, 2012 and 2011, approximately $1.9 million and $3.1 million, respectively, in principal was outstanding in connection with the Second CFC One KR Loan. Interest expense associated with the Second CFC One KR Loan was approximately $155,000 and $181,000 for the years ended December 31, 2012 and 2011, respectively. There is no amount included in accrued interest payable associated with the Second CFC One KR Loan as of December 31, 2012. Approximately $41,000 is included in accrued interest payable in connection with the Second CFC One KR loan as of December 31, 2011.

CFC One KR OU II Loan

In January 2011 One KR entered into a $372,500 promissory note (the “CFC One KR OU II Loan”) with CFC in connection with the sale of the OU II 44 Acre Tract. The interest rate on the CFC One KR OU II Loan was the prime rate plus 1% (4.25% as of December 31, 2012), and the maturity date was February 1, 2016. See Note E - Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P. for further discussion. The note was paid in full in December 2012.

As of December 31, 2011, approximately $348,000 in principal was outstanding in connection with the CFC One KR OU II Loan. Interest expense associated with the CFC One KR OU II Loan was approximately $15,000 and $18,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $5,000 was included in accrued interest payable as of December 31, 2011, associated with the CFC One KR OU II Loan.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

OU II Senior Loan

OU II entered into the OU II Senior Loan with CFC for $1.2 million in February of 2005. The interest rate on this loan was the prime rate plus a variable margin above the prime rate and the maturity date was January 1, 2012. In January 2011 this loan was paid in full in connection with the sale of the OU II 44 Acre Tract. See Note E - Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P. for further discussion.

Interest expense associated with the OU II Senior Loan was approximately $4,000 for the year ended December 31, 2011.

ABC Ash Creek Loan and PCB Ash Creek Loan

In April 2009 Ash Creek acquired land subject to two separate, unaffiliated senior lender loans with American Bank of Commerce (“ABC”) and Park Cities Bank (“PCB”). See Note E - Real Estate Owned – UDF Ash Creek, L.P. for further discussion.

In June 2009 Ash Creek assumed the first loan (the “ABC Ash Creek Loan”), in the original principal amount of $2.7 million. The interest rate associated with the ABC Ash Creek Loan is prime plus 1.5%, with an interest rate floor of 7.25% (7.25% as of December 31, 2012). As amended, the ABC Ash Creek Loan matures in September 2013.

As of December 31, 2012 and 2011, respectively, approximately $342,000 and $582,000 in principal was outstanding in connection with the ABC Ash Creek Loan. Interest expense associated with the ABC Ash Creek Loan was approximately $36,000 and $56,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $4,000 and $2,000 is included in accrued interest payable as of December 31, 2012 and 2011, respectively, associated with the ABC Ash Creek Loan.

In December 2009 Ash Creek assumed the second loan (the “PCB Ash Creek Loan”), in the original principal amount of $1.2 million. The interest rate associated with the PCB Ash Creek Loan is prime plus 3.75%, with an interest rate floor of 7.00% (7.00% as of December 31, 2012). The PCB Ash Creek Loan matured and was paid in full in December 2012.

Approximately $187,000 in principal was outstanding in connection with the PCB Ash Creek Loan as of December 31, 2011. Interest expense associated with the PCB Ash Creek Loan was approximately $12,000 and $14,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $400 is included in accrued interest payable as of December 31, 2011, associated with the PCB Ash Creek Loan.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

PCB Northpointe Loan

In May 2009 Northpointe II assumed existing debt between Northpointe, an unrelated entity, and PCB (the “PCB Northpointe Loan”). Interest associated with the PCB Northpointe Loan is capitalized monthly to the Contract for Deed. See Note F – Contract for Deed for further discussion. As amended, the PCB Northpointe Loan carries an interest rate of prime plus 6.75%, with an interest rate floor of 10% (10% as of December 31, 2012). The loan matures in June 2013, as amended.

As of December 31, 2012 and 2011, respectively, approximately $1.3 million and $2.4 million, in principal was outstanding in connection with the PCB Northpointe Loan. Interest capitalized to contract for deed in connection with the PCB Northpointe Loan was approximately $159,000 and $194,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $13,000 and $57,000 is included in accrued interest payable associated with the PCB Northpointe Loan as of December 31, 2012 and 2011, respectively.

Premier MUW Loans

In January 2007 MUW entered into the Premier MUW Acquisition Loan with Premier to purchase two tracts of land totaling approximately 436 acres in Rockwall County, Texas. In addition, in January 2007 MUW entered into the Premier MUW Development Loan with Premier to develop the initial home sites in this project for purposes of selling the home sites to Meritage and other third party homebuilders. Interest associated with the Premier MUW Development Loan was capitalized monthly to real estate owned. The interest rate associated with the Premier MUW Acquisition Loan and the Premier MUW Development Loan (collectively, the “Premier MUW Loans”) was the prime rate and both loans matured in January 2010.

On November 1, 2011, the Premier MUW Development Loan was foreclosed on by an unaffiliated third party. Concurrent with the foreclosure, the third party issued a discharge of indebtedness on the deficiency balance of the Premier MUW Development Loan, resulting in MUW recording a gain of approximately $7.4 million, which is included in gain on debt cancellation in the accompanying consolidated statements of operations for the year ended December 31, 2011. Also, in connection with the foreclosure, MUW recorded an impairment loss of approximately $14.1 million, which is included in loss on real estate owned impairment in the accompanying consolidated statements of operations for the year ended December 31, 2011.

On December 20, 2011, the unaffiliated third party acquired the Premier MUW Acquisition Loan and collaterally assigned the purchased loan documents to UDF IV. Concurrent with the purchase, the unaffiliated third party issued a discharge of indebtedness on the deficiency balance of the Premier MUW Acquisition Loan, resulting in MUW recording a gain of approximately $3.2 million, which is included in gain on debt cancellation in the accompanying consolidated statements of operations for the year ended December 31, 2011. On December 30, 2011, the third party issued a Deed in Lieu of Foreclosure on the Premier MUW Acquisition Loan, resulting in MUW recording an impairment loss of approximately $3.1 million, which is included in loss on real estate owned impairment in the accompanying consolidated statements of operations for the year ended December 31, 2011.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

Premier MUW Loans – continued

See Note E - Real Estate Owned - MU Williamsburg, LLC for further discussion.

Interest expense associated with the Premier MUW Acquisition Loan was approximately $188,000 for the year ended December 31, 2011. Capitalized interest associated with the Premier MUW Development Loan was approximately $473,000 for the year ended December 31, 2011.

Brockhoeft Loan

On June 21, 2010, UDF secured a $15 million loan (the “Brockhoeft Loan”) from Wesley J. Brockhoeft, as agent for a group of lenders (“Brockhoeft”), to refinance approximately $26.2 million in debt owed to Textron Financial Corporation. The transaction was structured as a purchase of debt at a discounted purchase price of $15 million. At the closing of the Brockhoeft Loan, UDF paid a $675,000 origination fee to Brockhoeft. The interest rate under the Brockhoeft Loan was a fixed rate of 18%, which was reduced to 15% effective June 21, 2012. Interest was due monthly and the outstanding principal balance was due on December 21, 2012, as amended. The loan was paid in full in December 2012. The Brockhoeft Loan was secured by a first priority lien on all of UDF’s assets. As additional security for the Brockhoeft Loan, UDF III entered into a guaranty of repayment with the Lender (the “UDF III Guaranty”). Land Development serves as the general partner of UDF III. In consideration of the UDF III Guaranty, commencing July 31, 2010, UDF agreed to pay UDF III a monthly fee equal to 3% per annum of the outstanding balance of the Brockhoeft Loan. See Note L – Related Party Transactions for further discussion of credit enhancement fees paid to UDF III in connection with the Brockhoeft Loan.

As of December 31, 2011, the outstanding principal balance of the Brockhoeft Loan was $15 million. Interest expense associated with the Brockhoeft Loan was approximately $1.7 million and $2.7 million for the years ended December 31, 2012 and 2011, respectively. Approximately $229,000 was included in accrued interest payable as of December 31, 2011 associated with the Brockhoeft Loan.

FNB Crestview Loan

In March 2011 UDF assumed an unaffiliated senior lender loan with First National Bank (“FNB”) in the original principal amount of $1.7 million (the “FNB Crestview Loan”) through a loan sale agreement in exchange for approximately $109,000 in cash and a $300,000 promissory loan to UDF. The FNB Crestview Loan initially carried a fixed interest rate of 7.25% and the maturity date was December 5, 2011. Effective December 5, 2011, the FNB Crestview Loan was amended and the interest rate was modified to prime plus 2.5%, with a floor of 7.25% (7.25% as of December 31, 2012), and the maturity date was extended through June 5, 2013.

As of December 31, 2012 and 2011, the principal outstanding on the FNB Crestview Loan was approximately $277,000 and $300,000, respectively. Interest expense associated with the FNB Crestview Loan was approximately $21,000 and $17,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $4,000 and $6,000 is included in accrued interest payable as of December 31, 2012 and 2011, respectively, associated with the FNB Crestview Loan.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties

2M Holdings Note

In December 2005 UDF entered into an unsecured note payable agreement (the “2M Holdings Note”) with 2M Holdings, L.P., an affiliated Texas limited partnership (“2M”), with an original principal balance of $1.0 million, bearing interest at 15%. The 2M Holdings Note matured in December 2010 but remains outstanding as of December 31, 2012.

Approximately $588,000 in principal was outstanding under the 2M Holdings Note as of December 31, 2012 and 2011. Interest expense – related parties associated with the 2M Holding Note was approximately $88,000 for each of the years ended December 31, 2012 and 2011. As of December 31, 2012 and 2011, approximately $199,000 and $110,000, respectively, is included in accrued interest payable – related parties in conjunction with this note.

UMT LOC

As of December 31, 2012, UDF had a maximum $82 million subordinated revolving line-of-credit facility (the “UMT LOC”) with United Mortgage Trust, an affiliated Maryland real estate investment trust (“UMT”). An affiliate of Land Development serves as the advisor to UMT. The UMT LOC bears interest at 14% per annum, requires interest-only payments on a monthly basis, and is collateralized by all assets of UDF. The UMT LOC, as amended, matures on December 31, 2013.

Approximately $81.4 million and $71.4 million of principal was outstanding under the UMT LOC as of December 31, 2012 and 2011, respectively. Interest expense – related parties related to the UMT LOC was approximately $10.4 million and $9.0 million for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, approximately $2.9 million and $2.5 million, respectively, is included in accrued interest payable – related parties in conjunction with the UMT LOC.

UDF III HTC Note

In December 2006 UDF entered into a secured promissory note with UDF III in the principal amount, as amended, of approximately $12.8 million (the “UDF III HTC Note”). Land Development serves as the general partner of UDF III. The UDF III HTC Note bears interest at a base rate equal to 12% per annum and this note matures on June 30, 2015, as amended.

Approximately $12.9 million and $12.6 million in principal was outstanding under the UDF III HTC Note as of December 31, 2012 and 2011, respectively. Interest expense – related parties related to the UDF III HTC Note was approximately $1.5 million and $1.4 million for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, no amount is included in accrued interest payable – related parties in conjunction with this note.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF III UDF PM Note

In September 2007 UDF PM entered into a secured promissory note with UDF III in the principal amount of approximately $6.4 million (the “UDF III UDF PM Note”). Land Development serves as the general partner of UDF III. See Note E – Real Estate Owned – UDF PM, LLC for further discussion. The UDF III UDF PM Note bears interest at a base rate equal to 15% per annum and interest payments accrue monthly with a maturity date, as amended, of September 4, 2013.

Approximately $280,000 and $4.2 million in principal was outstanding under the UDF III UDF PM Note as of December 31, 2012 and 2011, respectively. Interest expense – related parties related to the UDF III UDF PM Note was approximately $308,000 and $1.0 million for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, approximately $5,000 and $17,000, respectively, is included in accrued interest payable – related parties in conjunction with this note.

OU Senior Credit Facility

In May 2006 OU Land entered into the OU Senior Credit Facility with RFC Construction Funding, LLC (“RFC”). See Note E – Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P. for further discussion. In March 2008 OU Senior Credit Facility was acquired from RFC by UDF X, L.P., an affiliated Delaware limited partnership (“UDF X”). Land Development owns 99.9% of the limited partnership interests of UDF X. Pursuant to an amendment entered into in March 2012, the OU Senior Credit Facility has a principal amount of $9.8 million, bears interest at 15% and matures on March 31, 2013.

Approximately $7.0 million and $8.5 million in principal was outstanding under the OU Senior Credit Facility as of December 31, 2012 and 2011, respectively. Interest expense – related parties associated with the OU Senior Credit Facility was approximately $1.4 million and $1.2 million for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, approximately $9,000 and $933,000, respectively, is included in accrued interest payable – related parties in conjunction with the OU Senior Credit Facility.

UDF III Texas One Note

In conjunction with the purchase of Meridian Village North in December, Texas One entered into an $8.0 million note payable with UDF bearing interest at 14% and an original maturity date of December 31, 2008. In March 2008 UDF III acquired this note (the “UDF III Texas One Note”) from UDF. Land Development serves as the general partner of UDF III. See Note E – Real Estate Owned – Meridian Village North for further discussion. Simultaneous with this acquisition, the interest rate on the UDF III Texas One Note was amended to 9.55%. Pursuant to an August 2009 amendment to this note, the maturity date was extended to January 2011. The UDF III Texas One Note was paid in full in January 2011.

Interest expense – related parties associated with the UDF III Texas One Note for the year ended December 31, 2011, was approximately $200.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF III Northpointe Notes

In May 2009 Northpointe II assumed a $6 million note entered into between Northpointe and UDF III (the “First UDF III Northpointe Note”). Land Development serves as the general partner of UDF III. The interest rate associated with the First UDF III Northpointe Note is 12% per annum and the note was payable on December 28, 2010, but the maturity date was extended to December 28, 2013, pursuant to a modification agreement effective as of June 30, 2011. In connection with this modification agreement, Northpointe also entered into an additional, $9 million promissory note with UDF III (the “Second UDF III Northpointe Note”), which was also assumed by Northpointe II. The Second UDF III Northpointe Note bears the same terms and is secured by the same collateral as the First UDF III Northpointe Note. Interest associated with the First UDF III Northpointe Note and the Second UDF III Northpointe Note (collectively, the UDF III Northpointe Notes”) is capitalized monthly to the contract for deed. See Note F - Contract for Deed for further discussion.

Approximately $13.4 million and $11.6 million in principal was outstanding under the UDF III Northpointe Notes as of December 31, 2012 and 2011, respectively. Interest capitalized to contract for deed in connection with the UDF III Northpointe Notes was approximately $1.5 million and $1.3 million for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, no amount is included in accrued interest payable – related parties in conjunction with the UDF III Northpointe Notes.

OU UDF III Subordinate Loan

In July 2009 OU Land entered into the OU UDF III Subordinate Loan in the principal amount of approximately $2.0 million. The secured promissory note bears an interest rate of 15% per annum, and matured in June 2010. In January 2011 the OU UDF III Subordinate Loan was paid in full in connection with the sale of the OU 56 Acre Tract. See Note E – Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P. for further discussion.

For the year ended December 31, 2011, interest expense – related parties associated with the OU UDF III Subordinate Loan was approximately $22,000.

UDF IV Fin I Indian Springs Loan

In January 2010 HLL entered into a secured promissory note in the principal amount of approximately $1.8 million with UDF IV (the “UDF IV Fin I Indian Springs Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $18,000. In September 2011 UDF IV assigned this note to UDF IV Finance I, L.P., a Delaware limited partnership and wholly owned subsidiary of UDF IV. The UDF IV Fin I Indian Springs Loan bears an interest rate of 13% per annum, and matures on July 18, 2013, as amended.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF IV Fin I Indian Springs Loan – continued

Approximately $1.5 million and $866,000 in principal was outstanding under the UDF IV Fin I Indian Springs Loan as of December 31, 2012 and 2011, respectively. Interest expense – related parties associated with the UDF IV Fin I Indian Springs Loan was approximately $177,000 and $107,000 for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, approximately $2,000 and $27,000, respectively, is included in accrued interest payable – related parties in conjunction with this note.

UDF IV Highland Farms Loan

In December 2010 HLL II entered into a secured promissory note in the principal amount of approximately $1.9 million with UDF IV (the “UDF IV Highland Farms Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL II paid UDF IV a commitment fee of approximately $19,000. The UDF IV Highland Farms Loan bears an interest rate of 13% per annum, and matures on March 22, 2014.

Approximately $1.5 million and $1.4 million in principal was outstanding under the UDF IV Highland Farms Loan as of December 31, 2012 and 2011, respectively. Interest expense – related parties associated with the UDF IV Highland Farms Loan was approximately $174,000 and $193,000 for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, no amount is included in accrued interest payable – related parties in conjunction with this note.

UDF IV HLL Loan

In February 2011 HLL entered into a secured promissory note in the principal amount of approximately $9.9 million with UDF IV (the “UDF IV HLL Loan”). Land Development serves as the asset manager for UDF IV. See Note E - Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $99,000. The UDF IV HLL Loan bears an interest rate of 13% per annum, and matures on January 21, 2015.

Approximately $9.0 million and $6.2 million in principal was outstanding under the UDF IV HLL Loan as of December 31, 2012 and 2011, respectively. Interest expense – related parties associated with the UDF IV HLL Loan was approximately $1.0 million and $634,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $853,000 and $619,000 is included in accrued interest payable – related parties as of December 31, 2012 and 2011, respectively, in conjunction with the UDF IV HLL Loan.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF III Ash Creek Loan

In April 2011 Ash Creek entered into a promissory note in the principal amount of $50,000 with UDF III (the “UDF III Ash Creek Loan”). Land Development serves as the general partner of UDF III. See Note E – Real Estate Owned – UDF Ash Creek, L.P. for further discussion. In connection with an amendment entered into in December 2012, the principal amount was increased to $65,000. The UDF III Ash Creek Loan, which bears an interest rate of 15% per annum, is payable on December 21, 2013, as amended, and is secured by a second lien deed of trust.

Approximately $58,000 and $50,000 in principal was outstanding under the UDF III Ash Creek Loan as of December 31, 2012 and 2011, respectively. Interest expense – related parties associated with the UDF III Ash Creek Loan was approximately $8,000 and $6,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $6,000 is included in accrued interest payable – related parties as of December 31, 2012 and 2011, in conjunction with the UDF III Ash Creek Loan.

UDF IV Ash Creek Loan

In April 2011 Ash Creek entered into a maximum $3.0 million construction loan with UDF IV (the “UDF IV Ash Creek Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – UDF Ash Creek, L.P. for further discussion. In conjunction with this note, Ash Creek paid UDF IV a commitment fee of approximately $15,000. The UDF IV Ash Creek Loan bears an interest rate of 13% per annum and matures on October 20, 2013, as amended.

Approximately $2.5 million and $1.0 million in principal was outstanding under the UDF IV Ash Creek Loan as of December 31, 2012 and 2011, respectively. Interest expense – related parties associated with the UDF IV Ash Creek Loan was approximately $266,000 and $40,000 for the years ended December 31, 2012 and 2011, respectively. Approximately $60,000 and $40,000 is included in accrued interest payable – related parties as of December 31, 2012 and 2011, respectively, in conjunction with the UDF IV Ash Creek Loan.

Texas Two Northpointe Note

In February 2012 Northpointe II entered into a secured promissory note with Texas Two in the principal amount of $300,000 (the “Texas Two Northpointe Note”). See Note D – Investments in Partnerships – UDF TX Two, L.P. for further discussion. The Texas Two Northpointe Note bears interest at a base rate equal to 6% per annum and interest payments accrue monthly with a maturity date of February 16, 2015.

Approximately $300,000 in principal was outstanding under the Texas Two Northpointe Note as of December 31, 2012. Interest expense – related parties associated with the Texas Two Northpointe Note was approximately $16,000 for the year ended December 31, 2012. Approximately $16,000 is included in accrued interest payable – related parties as of December 31, 2012, in conjunction with the Texas Two Northpointe Note.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF IV UDF PM Note

In October 2012 UDF PM entered into a secured promissory note with UDF IV in the principal amount of approximately $5.1 million (the “UDF IV UDF PM Note”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – UDF PM, LLC for further discussion. The UDF IV UDF PM Note bears interest at a base rate equal to 13% per annum and interest payments accrue monthly with a maturity date of October 17, 2015.

Approximately $892,000 in principal was outstanding under the UDF IV UDF PM Note as of December 31, 2012. Interest expense – related parties associated with the UDF III UDF PM Note was approximately $11,000 for the year ended December 31, 2012. Approximately $11,000 is included in accrued interest payable – related parties as of December 31, 2012, in conjunction with this note.

UDF IV Indian Springs Loan

In November 2012 HLL entered into a secured promissory note in the principal amount of approximately $6.4 million with UDF IV (the “UDF IV Indian Springs Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $64,000. The UDF IV Indian Springs Loan bears an interest rate of 13% per annum, and matures on November 29, 2015.

Approximately $3.1 million in principal was outstanding under the UDF IV Indian Springs Loan as of December 31, 2012. Interest expense – related parties was associated with the UDF IV Indian Springs Loan was approximately $35,000 for the year ended December 31, 2012. Approximately $35,000 is included in accrued interest payable – related parties as of December 31, 2012, in conjunction with the UDF IV Indian Springs Loan.

UDF IV One KR Loan

In December 2012 One KR entered into a secured promissory note in the principal amount of approximately $15.3 million with UDF IV (the “UDF IV One KR Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, One KR paid UDF IV a commitment fee of approximately $153,000. The UDF IV One KR Loan bears an interest rate of 13% per annum, and matures on June 14, 2016.

Approximately $6.0 million in principal was outstanding under the UDF IV One KR Loan as of December 31, 2012. Interest expense – related parties associated with the UDF IV One KR Loan was approximately $13,000 for the year ended December 31, 2012. Approximately $13,000 is included in accrued interest payable – related parties as of December 31, 2012, in conjunction with this note.

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Notes to CONSOLIDATED Financial statements (continued)

I.	Partners’ Capital

In July 2004 UDF entered into a master participation agreement with United Development Funding II, L.P. (“UDF II”). Under the agreement, UDF II invests capital pari passu and pro rata with investments of UDF, including, without limitation, investments in loans, profit participations, and equity. Further, UDF and UDF II intend to share pari passu and pro rata based on the amount of capital used to purchase UDF investments, all allocated liabilities, allocated income, and allocated expenses as determined by UDF at its reasonable discretion. As of December 31, 2012 and 2011, the balance of the participation interest was approximately $19.6 million and $18.5 million, respectively.

Land Development has a 50% profit interest in UDF. Land Development has no contingent liability exposure related to UDF’s activities, as Land Development is only a limited partner and no guarantees have been provided by Land Development or any of its subsidiaries. No profit participation was allocated to Land Development during 2012 or 2011. The partnership agreement income allocation is discussed below.

On a calendar quarter basis, net losses of UDF are allocated first to the limited partners, pro rata, provided that net losses shall not be allocated to the extent that such allocation would cause any limited partner to have a deficit balance in its adjusted capital account at the end of such year. Second, the balance of the net loss, if any, is allocated 100% to the general partner.

On a calendar quarter basis, net income of UDF is first allocated to the general partner in an amount equal to the aggregate net losses allocated for all previous years, if any; second, to the limited partners in an amount equal to the aggregate net losses allocated to such limited partners for all previous years, if any; third, the balance, if any, to the limited partners that have made capital contributions, until such limited partners have received a cumulative annualized return of 12% on their capital contributions (“Preferred Return”); fourth, the balance, if any, to the profit interest limited partners, until such profit interest limited partners have received amounts equal to the Preferred Return; and finally, the remaining balance, if any, is allocated pro rata to the general partner and limited partners.

J.	Commitments and Contingencies

UDF leases office space under an operating lease that expires in April 2013, as amended. Rent expense for 2012 and 2011 was approximately $15,000 per year. There are approximately $5,000 in future minimum lease payments for 2013.

UDF provided a 25% guaranty to Capital One, National Association (“Capital One”) as a credit enhancement for a borrower’s loan (the “Capital One Loan”). The Capital One Loan is secured by a first priority lien on a portion of the borrower’s project in Galveston County, Texas. UDF holds a second priority lien on that portion of the project which is subject to a first lien in favor of Capital One, and holds a first priority lien on the remainder of the project. The Capital One Loan has matured, and Capital One has sued UDF under UDF’s 25% guaranty.

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Notes to CONSOLIDATED Financial statements (continued)

J.	Commitments and Contingencies – continued

UDF is defending against the lawsuit, and management believes that it has valid defenses to the lawsuit, including an agreement between UDF and Capital One that the guaranty only applies to the “top” 25% of the loan, and the lack of diversity jurisdiction in federal court.  UDF is negotiating with Capital One to acquire the senior loan and settle the guaranty lawsuit.  The Partnership estimates that its maximum exposure under the lawsuit is approximately $1.6 million, the amount of its guaranty.

K.	Off-Balance Sheet Arrangements

The Partnership from time to time enters into guarantees of debtor’s borrowings and provides credit enhancements for the benefit of senior lenders in connection with the Partnership’s debtors and investments in partnerships (collectively referred to as “guarantees”), and accounts for such guarantees in accordance with FASB ASC 460-10, Guarantees.

Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor. A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. UDF’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.

As of December 31, 2012, the Partnership had one limited repayment guarantee with total credit risk to the Partnership of approximately $1.6 million, all of which has been borrowed against by the debtor. UDF is currently involved in a lawsuit in connection with this guaranty. See Note J – Commitments and Contingencies for further discussion.

As of December 31, 2011, the Partnership had two limited repayment guarantees with total credit risk to the Partnership of approximately $4.4 million, all of which has been borrowed against by the debtor (of which approximately $2.9 million is associated with a debtor that is a related party of UDF as a result of a UDF investment in the debtor).

To date UDF has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized by real estate. The value of such real estate may or may not be sufficient to settle such obligations if liquidated.

L.	Related Party Transactions

Accounts receivable - related parties

The Partnership occasionally incurs costs relating to operating and other administrative expenses, for which the Partnership is reimbursed by UDF I Inc., UDF II Inc., and UDF II. As of December 31, 2012 and 2011, the Partnership had included in accounts receivable – related parties approximately $341,000 and $278,000, respectively, related to these amounts receivable from UDF I Inc., UDF II Inc., and UDF II.

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Notes to CONSOLIDATED Financial statements (continued)

L.	Related Party Transactions – continued

Development mortgage notes receivable - related party and interest income - related party

In February 2006 the Partnership entered into the Texas Two UDF Loan with Texas Two for the purpose of acquiring 70 finished home lots in Lakeway, Texas. UDF has a 50% limited partnership interest in Texas Two. See Note D - Investments in Partnerships – UDF TX Two, L.P. for further discussion. The Texas Two UDF Loan was originally a $1.7 million loan that bore interest at 13.5% per annum and matured on August 31, 2008.

Pursuant to the Third Loan Modification Agreement, the Texas Two UDF Loan is currently a $7.5 million loan bearing interest at 13.5% and it matures on September 20, 2014. In determining whether to modify this loan, we evaluated the economic conditions, the estimated value and performance of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. As of December 31, 2012 and 2011, approximately $7.2 million and $6.2 million, respectively, is included in development mortgage notes receivable – related party in connection with the Texas Two UDF Loan. For the years ended December 31, 2012 and 2011, UDF recognized approximately $901,000 and $774,000, respectively, in interest income – related party related to the Texas Two UDF Loan.

Accounts payable, credit enhancement fee expense, and management fee expense - related parties

UDF has an asset management agreement with Land Development. Under this asset management agreement UDF paid Land Development an annual management fee equal to 2% of invested assets through June 2012. Effective July 2012 the asset management agreement was modified to reduce the annual management fee to 1% of invested assets. Management fees for 2012 and 2011 were approximately $2.4 million and $3.2 million, respectively, and are included in management fee expense related parties in the accompanying consolidated statements of operations. As of December 31, 2012 and 2011, the Partnership had approximately $4.6 million and $5.8 million, respectively, included in accounts payable – related parties related to these asset management fees.

UDF reimburses UMTH General Services, L.P. (“General Services”), for operating expenses incurred in assisting Land Development in the management of the Partnership. The general partner of General Services also serves as the general partner of Land Development, our asset manager. As of December 31, 2012 and 2011, the Partnership had approximately $117,000 and $39,000, respectively, included in accounts payable – related parties related to this operating expense reimbursement.

As discussed in Note G – Notes Payable – Brockhoeft Loan, in consideration of the UDF III Guaranty, commencing July 31, 2010, UDF agreed to pay UDF III a monthly fee equal to 3% per annum of the outstanding balance of the Brockhoeft Loan. These fees of $198,000 and $450,000 are included in credit enhancement fee expense – related parties for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Partnership had approximately $273,000 and $113,000, respectively, included in accounts payable – related parties related to these fees.

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

L.	Related Party Transactions – continued

Accrued interest payable, notes payable and interest expense - related parties

See Note H - Notes Payable - Related Parties for further details.

M.	Subsequent Events

In preparing the consolidated financial statements, the Partnership has evaluated all subsequent events and transactions for potential recognition or disclosure through April 15, 2013, the date the consolidated financial statements were available for issuance.

On March 5, 2013, UDF obtained a $10 million loan (the “Veritex Loan”) from Veritex Community Bank (“Veritex”). At the closing of the Veritex Loan, UDF paid a $100,000 origination fee to Veritex. The applicable interest rate under the Veritex Loan is the greater of (x) the prime rate plus 1.5%, or (y) 5%. Interest is due monthly and principal curtailments of $2,000,000 each are due on the 1st, 2nd, 3rd, and 4th anniversaries of the closing date. The loan matures, and the remaining outstanding principal balance is due in full, on March 5, 2018. The Veritex Loan is secured by a first priority lien on substantially all of UDF’s assets.

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